Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
dstewart@ritamed.com
	SurfMedia Communications	spedroff@ritamed.com
Juliana Minsky (media)
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805-962-3700

RITA MEDICAL TO PRE-PAY $6.5 MILLION IN DEBT RELATED TO HORIZON MERGER

Mountain View, Calif., January 7, 2005, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that its wholly owned subsidiary Horizon Medical Products, Inc. has entered into an agreement allowing it to repay $6.5 million in debt held by creditors of Horizon. The eight percent notes, which are expected to be paid in full by mid-February 2005, are due in July 2005.

Joseph DeVivo, President and CEO of RITA Medical Systems, commented, “Our decision to pay off the debt early made sense in a number of ways. We believe that paying down debt is a prudent use of cash, resulting in a healthier balance sheet and reduced interest expense. We also expect that combined with our continued operational progress this reduction in debt will help us meet our objective of achieving profitability.”

In order to pay off these notes in full, Horizon obtained an agreement from ComVest Venture Partners, L.P., and Medtronic, Inc., Horizon’s two majority debt holders, to, among other things, waive their rights to receive a pro rata portion of any payment made against the principal amount of any portion of the outstanding Horizon debt.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the Company's planned prepayment of outstanding debt, its achievement of profitability, the benefits of its merger with Horizon and its future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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